Exhibit 10.2

EMPLOYMENT AGREEMENT
between
CHESAPEAKE ENERGY CORPORATION
and
DOMENIC JOSEPH DELL’OSSO, JR.
Effective January 1, 2019

EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective January 1, 2019, between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the "Company") and Domenic Joseph Dell’Osso, Jr., an individual (the "Executive").
W I T N E S S E T H:
WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to make the Executive's services available to the Company.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1.
Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2.
Executive's Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive's best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company's affiliated entities consistent with developing and maintaining a quality business operation. The Executive shall also devote all of Executive's working time, attention and energies to the performance of Executive's duties and responsibilities under this Agreement.

2.1
Specific Duties. The Executive will serve as Executive Vice President and Chief Financial Officer for the Company, and in such other positions as might be mutually agreed upon by the parties. The Executive shall perform all of the duties required to fully and faithfully execute the office and position to which the Executive is appointed, and such other duties as may be reasonably requested by the Executive's supervisor or by the Company. During the term of this Agreement, the Executive may be nominated for election or appointed to serve as a director or officer of any of the Company's affiliated entities as determined in such affiliates' Board of Directors' sole discretion. The services of the Executive will be requested and directed by the Company's Chief Executive Officer, Robert D. Lawler.

2.2
Policies and Procedures. The Company has issued various policies and procedures applicable to all employees of the Company and its related and affiliated entities including an Employment Policies Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company. The Executive agrees to comply with such policies and procedures except to the extent inconsistent with this Agreement. Such policies and procedures may be changed or adopted in the sole discretion of the Company without advance notice.

3.
Other Activities. Except as provided in this Agreement or approved by the Compensation Committee, or its designee, as applicable, in writing, the Executive agrees not to: (a) engage in other operating business activities independent of the Company; (b) serve as a general partner, officer, executive, director or member of any corporation, partnership, company or firm; or (c) directly or indirectly invest, participate or engage in the Oil and Gas Business. For purposes of this Agreement the term "Oil and Gas Business" means: (i) producing oil and gas; (ii) drilling, owning or operating an interest in oil and gas leases or wells; (iii) providing material or services to the Oil and Gas Business; (iv) refining, processing, gathering, compressing, transporting or marketing oil or gas; or (v) owning an interest in or assisting any corporation, partnership, company, entity or person in any of the foregoing. The foregoing will not prohibit: (v) ownership of publicly traded securities; (w) ownership of royalty interests where the Executive owns or previously owned the surface of the land covered in whole or in part by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (x) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas owned prior to the Executive's date of first employment with the Company and disclosed to the Company in writing; (y) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas acquired by the Executive through a bona fide gift or inheritance subject to disclosure by Executive to the Company in writing; or (z) service as an officer or director of a not-for-profit organization so long as such activity does not materially interfere with Executive’s obligations under this Agreement. If the Executive serves as a director or officer of a not-for-profit organization, the Executive shall disclose the name of the organization and their involvement in an annual disclosure statement, the form of which shall be provided by the Company.

4.	Executive's Compensation. The Company agrees to compensate the Executive as follows:

4.1
Base Salary. A base salary (the "Base Salary"), at the initial annual rate of not less than Seven Hundred Twenty-Five Thousand Dollars ($725,000.00) will be paid to the Executive in regular installments in accordance with the Company's designated payroll schedule.

4.2
Bonus. In addition to the Base Salary described in paragraph 4.1 of this Agreement, the Executive shall be eligible for an annual bonus for each fiscal year during the Term on the same basis as other executive officers under the Company’s then current annual incentive plan with a target of 125% of

Base Salary which shall be payable in accordance with the terms of such plan.

4.3
Equity Compensation. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive will be eligible for annual grants of Chesapeake Energy Corporation restricted stock units, performance units, stock options or other awards from the Company's equity compensation plans with a target aggregate fair value of $3,000,000 (generally referred to as “Equity Compensation Plans”), subject to the terms and conditions of the Equity Compensation Plans.

4.4
Benefits. The Company will provide the Executive with benefits that are customarily provided to similarly situated executives of the Company and as are set forth in and governed by the Company's Employment Policies Manual and applicable plan documents. Additionally, the Company will provide paid time off (“PTO”) to the Executive, the amount of which will be determined in accordance with the Company’s PTO policy. No additional compensation will be paid for failure to take PTO. The Company will also provide the Executive the opportunity to apply for coverage under the Company's medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time in the Company’s sole discretion. Executive will be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in accordance with the Company’s expense reimbursement policy. All payments for reimbursement under this Section 4.4 shall be paid promptly but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurred such expenses.

5.
Term. The term of Executive’s employment under the provisions of this Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2021 (the "Term"); provided, however, if during the Term of this Agreement a Change of Control occurs, the Term of this Agreement shall be extended to the later of the original expiration date of the Term or the expiration of the Change of Control Period. For purposes of this Agreement, a "Change of Control" means the occurrence of any of the following:

(a)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding shares of Chesapeake Energy Corporation common stock (the "Outstanding CHK Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Chesapeake Energy Corporation entitled to vote generally in the election of directors (the "Outstanding CHK Voting Securities"). For purposes of this paragraph, the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition by Chesapeake Energy Corporation; (ii) any redemption, share acquisition or other purchase of shares directly or indirectly by Chesapeake Energy Corporation; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Chesapeake Energy Corporation or any entity controlled by Chesapeake Energy Corporation; or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) below;
(b)    during any period of not more than twenty-four (24) months, the individuals who constitute the Board of Directors (the "Incumbent Board") of Chesapeake Energy Corporation as of the beginning of the period cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director whose election, or nomination for election by Chesapeake Energy Corporation's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board;
(c)    the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of Chesapeake Energy Corporation (a "Business Combination"), unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Chesapeake Energy Corporation or all or substantially all of Chesapeake Energy Corporation's assets either directly or through one or more subsidiaries or affiliated entities) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities, as the case may be; (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Chesapeake Energy Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or
(d)    the approval by the shareholders of Chesapeake Energy Corporation of a complete liquidation or dissolution of Chesapeake Energy Corporation.
For purposes of this Agreement, “Change of Control Period” means the twenty‑four (24) month period commencing on the effective date of a Change of Control.

6.
Termination. This Agreement will continue in effect until the expiration of the term stated in Section 5 of this Agreement unless earlier terminated pursuant to this Section 6. For purposes of this Agreement, “Termination Date” shall mean (a) if Executive’s employment is terminated by death, the date of death; (b) if Executive’s employment is terminated pursuant to Section 6.4 due to a disability, thirty (30) days after notice of termination is provided to Executive in accordance with Section 6.4; (c) if Executive’s employment is terminated by Company without Cause or by Executive for Good Reason pursuant to Section 6.1.1 or 6.1.2, on the effective date of termination specified in the notice required by Section 6.1.1 or 6.1.2 respectively; (d) if Executive’s employment is terminated by Company for Cause pursuant to Section 6.1.3, the date on which the notice of termination required by Section 6.1.3 is given; or (e) if Executive’s employment is terminated by Executive pursuant to Section 6.2, on the effective date of termination specified by Executive in the notice of termination required by Section 6.2 unless the Company rejects such date as allowed by Section 6.2, in which case it would be the date specified by the Company.

6.1	Termination by Company. The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term under the following circumstances:

6.1.1	Termination without Cause or for Good Reason Outside of a Change of Control Period.

a)
Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than ten (10) days after the date of such notice. In lieu of the Executive working during this ten (10) day period, the Company may choose to end Executive’s employment immediately by providing two (2) weeks of Base Salary.

b)
Termination by the Executive for Good Reason. Executive may terminate employment with the Company for “Good Reason” and such termination will not be a breach of this Agreement by Executive. For purposes of this paragraph 6.1.1(b), Good Reason shall mean the occurrence of one of the events set forth below:

(i)	elimination of the Executive's job position or material reduction in duties and/or reassignment of the Executive to a new position of materially less authority; or

(ii)	a material reduction in the Executive’s Base Salary.
Notwithstanding the foregoing, the Executive will not be deemed to have terminated for Good Reason unless (A) the Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after the Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) the Executive provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Executive’s termination, and (D) the effective date of the Executive’s termination of employment is within ninety (90) days after the Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

c)
Obligations of the Company. In the event the Executive is Terminated without Cause or terminates employment for Good Reason outside of a Change of Control Period, the Executive will receive as termination compensation within thirty (30) days of the Termination Date: (a) a payment of one (1) times the sum of Base Salary and Annual Bonus in a lump sum payment; (b) pro rata vesting through the last day of the month in which the Termination Date occurs of all unvested awards granted to Executive under the Equity Compensation Plans (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); (c) any Supplemental Matching Contributions to the Chesapeake Energy Corporation Amended

and Restated Deferred Compensation Plan (the “401(k) Make-Up Plan”) shall be immediately vested; (d) a lump sum payment of any PTO pay accrued but unused through the Termination Date and (e) a lump sum payment equal to the Executive’s monthly COBRA premium for a twelve (12) month period. For purposes of this Agreement “Annual Bonus” shall be defined as the average of the annual bonus payments the Executive has received during the immediately preceding three (3) calendar years unless the Executive has been employed by the Company or held the position listed in section 2.1 for less than fifteen (15) months prior to the Termination Date, in which case, “Annual Bonus” shall be defined as the greater of (i) the Executive’s target bonus for the year in which the Termination Date occurs or (ii) the average of the annual bonus payments the Executive has received during the immediately preceding three (3) calendar years. The right to the foregoing termination compensation described under clauses (a), (b) and (c) above is subject to the Executive's execution of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company and the Executive's compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.1.2	Termination without Cause or for Good Reason During a Change of Control Period.

(a)
Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause during a Change of Control Period at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than ten (10) days after the date of such notice. In lieu of the Executive working during this ten (10) day period, the Company may choose to end Executive’s employment immediately by providing two (2) weeks of Base Salary.

(b)
Termination by the Executive for Good Reason. Executive may terminate employment with the Company for “Good Reason” and such termination will not be a breach of this Agreement by Executive. For purposes of this paragraph 6.1.2(b), Good Reason during a Change of Control Period shall mean the occurrence of one of the events set forth below:

(i)	elimination of the Executive's job position or material reduction in duties and/or reassignment of the Executive to a new position of materially less authority;

(ii)	a material reduction in Executive’s Base Salary or

(iii)
a requirement that the Executive relocate to a location outside of a fifty (50) mile radius of the location of his office or principal base of operation immediately prior to the effective date of a Change of Control.

Notwithstanding the foregoing, Executive will not be deemed to have terminated for Good Reason unless (A) Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) Executive provides a Notice of Termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Executive’s termination, and (D) the effective date of the Executive’s termination of employment is within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

(c)
Obligations of the Company. In the event the Executive is Terminated without Cause or terminates employment for Good Reason during a Change of Control Period, the Executive will receive as termination compensation within thirty (30) days of the Termination Date: (a) a payment of two (2) times the sum of Base Salary and Annual Bonus in a lump sum payment; (b) all unvested awards granted under the Equity Compensation Plans shall be immediately vested (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); (c) any Supplemental Matching Contributions to the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan (the “401(k) Make-Up Plan”) shall be immediately vested; (d) a lump sum payment of any PTO pay accrued but unused through the Termination Date and (e) a lump sum payment equal to the Executive’s monthly COBRA premium for a twelve (12) month period. The right to the foregoing termination compensation described under clauses (a), (b) and (c) above is subject to the Executive's execution of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company and the Executive's compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.1.3
Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a "Termination For Cause") by giving the Executive written notice of such termination. As used in this Agreement, "Cause" means:

(i)
the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii)
the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

In the event this Agreement is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date other than a lump sum payment within thirty (30) days of the Termination Date of any PTO pay accrued but unused through the Termination Date.

6.2	Termination by Executive. The Executive may voluntarily terminate employment under this Agreement for any reason by the service of written notice of such termination to the Company specifying an effective date of termination no sooner than thirty (30) days and no later than sixty (60) days after the date of such notice; provided, however, if less than thirty (30) days remain in the Term, the minimum notice required from Executive under this Section 6.2 shall be reduced from thirty (30) to seven (7) days. The Company reserves the right to end the employment relationship at any time after the date such notice is given to the Company and to pay Executive through the Termination Date.

6.3
Retirement by Executive. In the event the Executive is fifty-five (55) years or older and the Executive’s employment is terminated under Sections 6.1.1 or 6.2 of this Agreement, the Executive will be (a) eligible for continued post-retirement vesting of the unvested awards granted under the Equity Compensation Plans (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); and (b) eligible for accelerated vesting of the unvested Supplemental Matching Contributions to the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan (the "401(k) Make-Up Plan"). The vesting under clauses (a) and (b) of this Section 6.3 will be in accordance with the retirement matrix (the "Retirement Matrix") attached to this Agreement as Exhibit “A”. The right to acceleration and continued vesting is subject to the Executive’s execution of the Company’s severance agreement which will include a release of all legally waivable claims between the parties as of the effective date of the release except for the Company’s obligation to pay the foregoing severance compensation and the Executive’s obligation to comply with all post-employment obligations under this Agreement.

6.4
Disability. If the Executive becomes “disabled” (as defined below), the Company may give Executive written notice of its intention to terminate on the 30th day after receipt of the notice by Executive. In the event the Executive is terminated due to Disability (a) all unvested awards granted to the Executive under the Equity Compensation Plans shall be immediately vested (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); and (b) any Supplemental Matching Contributions to the Chesapeake Energy 401(k) Make-Up Plan shall be immediately vested. Executive shall also receive a lump sum payment within thirty (30) days of the Termination Date of any PTO pay accrued but unused through the Termination Date. The right to the foregoing compensation due under clauses (a) and (b) above is subject to the execution by the Executive or the Executive's legal representative of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company. For purposes of this Section

6.4, Executive is “disabled” if he is unable to perform the essential functions of the position (with or without reasonable accommodation) under this Agreement, which disability lasts for an uninterrupted period of at least 90 days or a total of at least 180 days out of any consecutive 360-day period, as a result of Executive’s incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by the Company). In applying this Section 6.4, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.

6.5
Death of Executive. If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation. In the event of the Executive’s death the Company will (a) immediately vest all unvested awards granted to the Executive under the Equity Compensation Plans (provided performance share units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); and (b) immediately vest any Supplemental Matching Contributions to the Chesapeake Energy 401(k) Make-Up Plan. Executive’s beneficiaries/estate shall also receive a lump sum payment within thirty (30) days of death of any PTO pay accrued but unused through the Termination Date. Amounts payable under this Section 6.5 shall be paid to the beneficiary designated on the Company's universal beneficiary designation form in effect on the date of the Executive's death. If the Executive fails to designate a beneficiary or if such designation is ineffective, in whole or in part, any payment that would otherwise have been paid under this Section 6.5 shall be paid to the Executive's estate. The right to the foregoing compensation due under clauses (a) and (b) above is subject to the execution by the beneficiary, or as applicable, the administrator of the Executive's estate of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company.

6.6
Effect of Termination. The termination of this Agreement, when accompanied by the termination of Executive’s employment with the Company, will terminate all obligations of the Executive to render services on behalf of the Company from and after the Termination Date, provided that upon termination of this Agreement and termination of employment for any reason (other than by reason of Executive’s death), the Executive will maintain the confidentiality of all information acquired by the Executive during the term of Executive's employment in accordance with the terms and provisions of the Company’s Confidentiality Agreement and the Executive shall comply with all other post-employment requirements including Section 6.6 and Sections 7, 8, 9, 10, 11 and 12, as well as the Company’s arbitration program. Except as otherwise provided in Sections 4.5 and 6 of this Agreement and payment of any PTO pay accrued but unused through the Termination Date, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, Confidential Information, research, results, test data, instructions, drawings, sketches, specifications, product data sheets, products, books, DVDs, disks, memory devices, business plans, marketing plans, documents, correspondence, furniture, furnishings, equipment, supplies and other items relating to the Company in the Executive's possession will remain the property of the Company. Upon termination of employment, the Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company at a time determined by the Company. All such personal items will be removed from such offices no later than two (2) days after the Termination Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive's office space after such date. Prior to the Termination Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive's employment. Notwithstanding the foregoing and without discharging any obligations to pay compensation to the Executive under this Agreement, after notice of the termination, the Company may request that the Executive not provide any other services to the Company and not enter the Company's premises before or after the Termination Date. In the event that the Executive separates employment with the Company, Executive hereby grants consent to notification by the Company to Executive's new employer about Executive's rights and obligations under this Agreement. Upon such termination of employment, the Executive further agrees to acknowledge compliance with this Agreement in a form reasonably provided by the Company.
If this Agreement is not terminated pursuant to any of the preceding provisions of Section 6 or extended by mutual written agreement of the parties prior to the expiration of the Term, this Agreement and Executive’s employment under this Agreement will end and Company will have no further obligation to provide any further payments or benefits to Executive under this Agreement after the expiration of the Term other than any PTO pay accrued but unused through the expiration of the Term. Upon expiration of this Agreement, Executive will continue to be employed with Company on an at will basis until such employment is terminated by either party, with or without any reason.

7.
Non-Solicitation. The Executive agrees that during his employment hereunder, and for the one (1) year period immediately following termination of employment for any reason, the Executive shall not directly solicit goods, services or a combination of goods and services from any “Established Customers” of the Company. For purposes of this agreement, “Established Customer” means a customer, regardless of location, of the Company as of the date Executive’s employment terminates who continues to be a customer or who the Company reasonably anticipates will continue to be a customer.

8.
Non-Solicitation of Employees and Independent Contractors. The Executive covenants that during the term of employment and for the one (1) year period immediately following the termination of employment for any reason, Executive will neither directly nor indirectly induce nor attempt to induce any executive, employee or independent contractor of the Company to terminate his/her employment relationship with the Company to go to work for any other company or third party.

9.
Reasonableness. The Company and the Executive have attempted to specify a reasonable period of time and reasonable restrictions to which this Agreement shall apply. The Company and Executive agree that if a court or administrative body should subsequently determine that the terms of this Agreement are greater than reasonably necessary to protect the Company's interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company's interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

10.
Equitable Relief. The Executive acknowledges that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him/her.

11.
Continued Litigation Assistance. The Executive will cooperate with and assist the Company and its representatives and attorneys as requested, during and after the Term, with respect to any litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which the Executive is or has been involved or with respect to which the Executive has relevant information. The Company will reimburse the Executive for any reasonable business expenses the Executive may have incurred in connection with this obligation.

12.
Arbitration Any disputes, claims or controversies between the Company and Executive including, but not limited to those arising out of or related to this Agreement or out of the parties' employment relationship (together, “Employment Matter”), shall be settled by arbitration as provided herein. This agreement shall survive the termination or rescission of this Agreement. All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. Executive and the Company agree that either party shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction. The parties further agree that this arbitration provision is not only applicable to the Company but its affiliates, officers, directors, employees and related parties. Executive agrees that he shall have no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or in a representative or a private attorney general capacity on behalf of a class of persons or the general public. No class, collective or representative actions are thus allowed to be arbitrated. Executive agrees that he must pursue any claims that he may have solely on an individual basis through arbitration.

13.	Miscellaneous. The parties further agree as follows:

13.1	Time. Time is of the essence of each provision of this Agreement.

13.2
Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by express mail to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Chesapeake Energy Corporation 6100 N. Western Ave. Oklahoma City, OK 73118 Attn: James L. Hawkins

To the Executive:	The most recent home address reflected in the records of the Company.

13.3
Assignment. Neither this Agreement nor any of the parties' rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, the Company may assign this Agreement to any wholly owned affiliate or subsidiary of Chesapeake Energy Corporation without Executive's consent as well as to any purchaser of the Company.

13.4	Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

13.5
Entire Agreement. This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual constitute the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

13.6
Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of Section 13.3 to effect such assumption.

13.7
Supersession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual as well as any other agreements executed in connection with Executive’s employment with the Company. In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

13.8	Third-Party Beneficiary. The Company's affiliated entities and partnerships are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder.

13.9
Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related U.S. Treasury regulations or official pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable pursuant to this Agreement is determined to be subject to Section 409A, this Agreement will be construed in a manner that will comply with Section 409A. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on his Termination Date to be a “specified employee” within the meaning of that term under Section 409A, then any payments and benefits under this Agreement that are subject to

Section 409A and paid by reason of a termination of employment shall be made or provided on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive’s termination of employment or (ii) the date of the Executive’s death (the “Delay Period”). Payments and benefits subject to the Delay Period shall be paid or provided to the Executive without interest for such delay. Termination of employment as used throughout this Agreement shall refer to a separation from service within the meaning of Section 409A. To the extent required to comply with Section 409A, references to a “resignation,” “termination,” “termination of employment” or like terms throughout this Agreement shall be interpreted consistent with the meaning of “separation from service” as defined in Section 409A.

13.10
Dodd-Frank Act. Notwithstanding anything in this Agreement or any other agreement between the Company and/or its related entities and Executive to the contrary, Executive acknowledges that the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Act”) may have the effect of requiring certain executives of the Company and/or its related entities to repay the Company, and for the Company to recoup from such executives, certain amounts of incentive-based compensation. If, and only to the extent, the Act, any rules and regulations promulgated by thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup incentive-based compensation that the Company has paid or granted to Executive, Executive hereby agrees, even if Executive has terminated his employment with the Company, to promptly repay such incentive compensation to the Company upon its written request. In addition, the Executive agrees to be subject to any other compensation clawback arrangement adopted by the Board (whether before or after the Effective Date) which is applicable to all executive officers of the Company. This Section shall survive the termination of this Agreement.

13.11	Maximum Payments by the Company.

(a)
It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits, including the payments and benefits under Section 6 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)
The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code.

(c)
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the

Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination shall be borne by the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:	/s/ Robert D. Lawler
Robert D. Lawler, Chief Executive Officer (the "Company")

By:	/s/ Domenic Joseph Dell'Osso, Jr.
Domenic Joseph Dell'Osso, Jr., Individually (the "Executive")

Exhibit “A”
RETIREMENT MATRIX

Service Years with Chesapeake	<55	55-59	60-64	>=65
0-5	0%	0%	0%	0%
5-10	0%	60%	80%	100%
10-15	0%	80%	100%	100%
15-20	0%	100%	100%	100%
20+	0%	100%	100%	100%